Exhibit 99.1

Trovagene Enters Into Agreement with AstraZeneca to Utilize Trovera® ctDNA Test and Services in Prospective Biomarker Study

SAN DIEGO, June 12, 2017 /PRNewswire/ — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company today announced it has entered into an agreement with AstraZeneca to provide Trovera® urine ctDNA biomarker test and services.

The Trovera® EGFR urine liquid biopsy test will initially be used in an open label prospective biomarker study evaluating whether the combined use of noninvasive testing (urine and blood testing) is as effective as tissue testing in identifying epidermal growth factor receptor (EGFR) T790M mutation status.

“We’re pleased to partner with AstraZeneca and to have our urine liquid biopsy test included in a trial designed to explore new and non-invasive ways to detect if patients have this EGFR mutation and may be appropriate for specific treatment options,” said Bill Welch, Chief Executive Officer of Trovagene.  “This agreement marks a major milestone for Trovagene.”

Trovagene performs CLIA laboratory testing services for other biopharmaceutical companies and clinical research third parties.  This expertise is supportive of the development of biomarkers for Trovagene’s internal drug development program for PCM-075, a polo-like kinase 1 (PLK1) inhibitor. Trovagene plans to use an acute myeloid leukemia (AML) genetic panel to assess patient response to PCM-075 in its phase 1/2 trial.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen
VP, Corporate Communications
858-952-7652
vkelemen@trovagene.com